AMENDMENT NO. 1 TO DATALOGIC INTERNATIONAL, INC.
           2005 NON-QUALIFIED STOCK & STOCK OPTION PLAN

This Amendment No.1 to the DataLogic International, Inc. 2005 Non-Qualified Stock & Stock Option Plan is adopted by the Board of Directors of DataLogic International, Inc., a Delaware corporation (the "Company") as of September 1, 2005.

                             RECITALS

      WHEREAS, the Company maintains the DataLogic International, Inc. 2005 Non-Qualified Stock & Stock Option Plan (hereinafter the "Plan"); and

      WHEREAS, pursuant to Section 9.1 of the Plan, the Plan may be amended from time to time.

      NOW THEREFORE, BE IT RESOLVED, that the Plan be amended as follows, effective as of September 1, 2005:

      1. Section 4.1 of the Plan shall be amended and restated in their entirety as follows:

          "4.1    The total number of shares of the Company available for
grants of Stock Options and Common Stock under the Plan shall be 12,000,000 Common Shares, subject to adjustment in accordance with Article 7 of the Plan, which shares may be either authorized but unissued or reacquired Common Shares of the Company."

      2. This Amendment No.1 shall be and is hereby incorporated in and forms a part of the Plan.

      3. Except as set forth herein, the Plan shall remain in full force and effect.


                        *   *  *  *  *  *

      I hereby certify that the foregoing Amendment No.1 to the Plan was duly adopted by the Board of Directors of DataLogic International, Inc. on September 1, 2005.

                                     /s/ Keith Moore
                              By      _________________
                              Name:  Keith Moore
                              Title: CEO